Exhibit 99.1

Emclaire Financial Corp 612 Main Street ♦ Emlenton, PA 16373-0046 Phone: (844) 767-2311/FAX: (724) 867-9326

PRESS RELEASE

RELEASE DATE:	CONTACT:

Thursday, May 4, 2017	William C. Marsh
Chairman, President and
Chief Executive Officer
Emclaire Financial Corp
Phone: (844) 800-2193
Email: investor.relations@farmersnb.com

Or

Mark A. Mangano
President and Chief Executive Officer
Northern Hancock Bank & Trust Co.
Phone: (303) 387-9900
Email: mmangano@northernhancockbank.com

Emclaire Financial Corp Announces Expansion of Franchise into Adjacent

West Virginia Market with Agreement to Acquire Northern Hancock Bank & Trust Co.

Emlenton, PA, May 4, 2017 – Emclaire Financial Corp (NASDAQ: EMCF) (Emclaire), the parent holding company of The Farmers National Bank of Emlenton (Farmers National), and Northern Hancock Bank & Trust Co. (Northern Hancock) jointly announced today that they have entered into an Agreement and Plan of Merger providing for the acquisition of Northern Hancock by Emclaire.

Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both institutions, Northern Hancock will merge into Farmers National and shareholders of Northern Hancock will receive 0.9793 shares of Emclaire common stock and $3.35 in cash for each share of common stock of Northern Hancock upon completion of the merger or approximately $1.9 million in the aggregate.

William C. Marsh, Chairman, President and Chief Executive Officer of Emclaire and Farmers National, stated, “This transaction expands our banking footprint into the upper panhandle of West Virginia, broadens our franchise, strengthens our market position and builds on our strategy to develop business in expanding and adjacent market areas. Northern Hancock has an attractive balance sheet and strong customer relationships. We believe we can provide their customers with a broader array of banking services, including expanded commercial and consumer lending capabilities and a more robust array of depository products and services.”

The transaction is expected to be accretive to tangible book value per share at closing and accretive to Emclaire’s earnings per share for the remainder of 2017 following the merger, excluding one-time charges, and 6% accretive to earnings in 2018 and higher in future years. The merger is subject to the approval of the appropriate banking regulatory authorities and an affirmative vote of the shareholders of Northern Hancock. It is expected that the transaction should be completed late in the third or early in the fourth quarter of 2017.

Mark A. Mangano, President and Chief Executive Officer of Northern Hancock, said, “We are thrilled to be joining Emclaire and Farmers National, which is a premier community banking franchise. We are excited about the new products and services that will be available to our customers in the communities we serve.”

At March 31, 2017, Emclaire had consolidated assets of approximately $706 million, deposits of $606 million, net loans of $535 million and shareholders' equity of $55 million. At March 31, 2017, Northern Hancock had assets of approximately $27 million, deposits of $23 million, net loans of $19 million and shareholders' equity of $3.2 million.

When the transaction is consummated, the combination of the two banking companies will create a bank with approximately $750 million in total assets providing banking services through 18 locations. The transaction will expand Emclaire's Western Pennsylvania franchise into Hancock County, West Virginia, which is approximately 20 miles southwest of the proposed site for Shell’s petrochemical “cracker” plant.

Silver, Freedman, Taff & Tiernan LLP, Washington, DC acted as legal counsel to Emclaire in the transaction. Keevican, Weiss, Bauerle & Hirsh, LLC, Pittsburgh, PA acted as legal counsel and Renaissance Partners, LLC acted as financial advisor to Northern Hancock.

About Emclaire Financial Corp

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. Emclaire’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”. For more information, visit Emclaire’s website at “www.emclairefinancial.com”.

About Northern Hancock Bank & Trust Co.

Northern Hancock Bank & Trust Co. is a West Virginia bank headquartered in Newell, West Virginia. Northern Hancock operates two offices located in Hancock County, West Virginia.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect management’s current views and estimates of future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the transaction are based upon currently available information.

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Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to: the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed transaction may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in our markets; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions.

Emclaire’s Annual Report on Form 10-K and other reports filed with the SEC describe some additional factors which could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.

Forward-looking statements speak only as of the date they are made. Copies of Emclaire’s reports filed with the SEC are available in the Financial Information section of Emclaire’s website, www.emclairefinancial.com. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

This press release is being made pursuant to and in compliance with Rules 165 and 425 of the Securities Act of 1933 and does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. In connection with the proposed transaction, Emclaire Financial Corp and Northern Hancock Bank & Trust Co. will file a proxy statement/prospectus as part of a registration statement on Form S-4 regarding the proposed transaction with the Securities and Exchange Commission, or SEC. Investors and security holders are urged to read the proxy statement/prospectus because it will contain important information about Emclaire and Northern Hancock and the proposed transaction. The final proxy statement/prospectus will be mailed to shareholders of Northern Hancock. Investors and security holders may obtain a free copy of the definitive proxy statement/prospectus and other documents when filed with the SEC at the SEC’s website at www.sec.gov. The definitive proxy statement/prospectus and other relevant documents may also be obtained free of charge from Emclaire by directing such requests to the Secretary of Emclaire (Amanda L. Engles) at 612 Main Street, Emlenton, Pennsylvania 16373, telephone (844) 767-2311, or from Northern Hancock by directing such requests to the Secretary of Northern Hancock (John Ash), 226 Washington Street, Newell, West Virginia 26050, telephone (304) 387-9900.

Participants in the Solicitation

Emclaire and Northern Hancock and their respective directors, executive officers and certain other members of their management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information concerning all of the participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the Securities and Exchange Commission’s Web site at www.sec.gov and from Emclaire’s website at www.emclairefinancial.com.

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